UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2015

ULTA SALON, COSMETICS & FRAGRANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33764	36-3685240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Remington Blvd., Suite 120

Bolingbrook, Illinois 60440

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (630) 410-4800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers.

On September 15, 2015, the Compensation Committee of the Board of Directors (the “Committee”) of Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) approved the following adjustments to salary and incentive opportunities in order to reflect Ulta’s ongoing review of competitive compensation and the Committee’s desire to ensure the long-term retention of high caliber executive talent:

	Title	New Salary	New Target Annual Incentive as a Percentage of Salary	New Target Long-Term Incentive as a Percentage of Salary
Mary N. Dillon	Chief Executive Officer	—	130%	350%
Scott M. Settersten	Chief Financial Officer	$550,000	65%	130%
Jeffrey J. Childs	Chief Human Resources Officer	—	65%	85%
David Kimbell	Chief Merchandising and Marketing Officer	$553,000	65%	130%

The changes in salary and annual incentive are effective immediately, although the increases in the annual incentive earned for 2015 will be prorated. The change in the long-term incentive will be effective for annual grants to be made in 2016.

In addition, on September 15, 2015 the Committee approved an option grant to Mary Dillon to purchase 200,000 shares. These options will vest and become exercisable in 25% increments annually beginning on September 15, 2018 with full vesting on September 15, 2021 based on continued employment with the Company. The options have an exercise price of $164.06, which reflects the closing market price on the date of grant. The Committee decided to make this out-of-sequence option grant in recognition of Ms. Dillon’s performance since joining the Company and to create a long-term retention vehicle that aligns her interests with shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTA SALON, COSMETICS & FRAGRANCE, INC.

Date: September 17, 2015	By:	/s/ Jodi J. Caro
Jodi J. Caro
Senior Vice President, General Counsel and Secretary